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EXHIBIT 99.1

** NEWS RELEASE **


           HOT TOPIC, INC. REPORTS OCTOBER COMP STORE SALES DOWN 3.8%

                     THIRD QUARTER EARNINGS GUIDANCE LOWERED

         CITY of INDUSTRY, CA, November 3, 2004 -- Hot Topic, Inc. (Nasdaq National Market: HOTT) announced the following sales results through the end of its fiscal third quarter (ended October 30, 2004):

                               Net Sales                    Comparable Store
                                                            Sales % Change
                       $ Millions    % Increase           This          Last
                                                          Year          Year
October                   $56.2          10%              -3.8%        11.2%

Third Quarter            $180.7          12%              -4.2%        10.8%

Year-to-date             $445.1          18%              -1.3%         6.8%


         The company also announced that as a result of the lower than expected October sales performance it now estimates net income for the third quarter of 2004 will be approximately $0.27 per diluted share.

         Betsy McLaughlin, Chief Executive Officer, said, "For the month of October, sales of Halloween merchandise were down approximately 10% from last year in comparable stores. Our non-Halloween core business was down approximately 2% from last year in comparable stores, consistent with the shift-adjusted results we experienced in September. We believe that the sales shortfall related specifically to Halloween product does not represent a fundamental shift to our recent core business trend."

         For more detailed information on October and third quarter results, please call (626) 709-1209 to listen to a recorded commentary. Additionally, a conference call to discuss third quarter results, business trends and other matters is scheduled for November 17, 2004 at 4:30 PM (ET). The conference call number is 800-370-0869, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 877-519-4471, pass code 5294345, for approximately 10 days.

         Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company's second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. The company currently operates 584 Hot Topic stores in all 50 states and Puerto Rico, 72 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.


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         In addition to the historical information contained herein, this news release contains forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company's new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the company's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended July 31, 2004 and its Annual Report on Form 10-K for the year ended January 31, 2004. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA
Mr. Jim McGinty, CFO (626) 839-4681 x2675
Mr. Marc Campbell, Director of IR (626) 839-4681 x2419